                                AMENDMENT NO. 2
                                       TO
                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

/ /  Preliminary Information Statement          / /  Confidential, for Use of the Commission
/X/  Definitive Information Statement                Only (as permitted by Rule 14c-5(d)(2))


                         HERBALIFE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

     / /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

     /X/  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          Class A Common Stock, par value $.01 per share; Class B Common Stock, par value $.01 per share
          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          12,398,813, exclusive of options*
          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          $17.00 per share*
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $267,834,554*
          ----------------------------------------------------------------------

     (5)  Total fee paid:

          $53,557
          ----------------------------------------------------------------------

     * For purposes of calculating the fee only. This amount assumes the purchase of all shares of Class A common stock, par value $.01 per share, and all shares of Class B common stock, par value $.01 per share, (collectively, the "Common Shares") of Herbalife International, Inc. (the "Company") from stockholders other than the Continuing Stockholder (as defined herein) at a price per share of $17.00 in cash, plus the payment of the aggregate spread value of the outstanding options to purchase Common Shares to be cancelled in the transactions (based upon the applicable strike price and the per share transaction price), estimated at $57,054,733. The amount of the filing fee, calculated in accordance with Section 14(g)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate transaction value.

/ /  Fee paid previously with preliminary materials

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          $53,557.00
          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          Schedule 14D-1
          ----------------------------------------------------------------------

     (3)  Filing Party:

          Mark Hughes, MH Millennium Holdings LLC, MH Millennium Acquisition
          Corp.
          ----------------------------------------------------------------------

     (4)  Date Filed:

          September 17, 1999
          ----------------------------------------------------------------------

                                   copies to:

  Anthony T. Iler, Esq.                       John M. Newell, Esq.
  Irell & Manella LLP                         Latham & Watkins
  333 South Hope Street, Suite 3300           633 West Fifth Street, Suite 9000
  Los Angeles, California 90071               Los Angeles, California 90071
  (213) 629-1555                              (213) 485-1234

[HERBALIFE LOGO]
--------------------------------------------------------------------------------
HERBALIFE INTERNATIONAL, INC.
1800 Century Park East, Los Angeles, California 90067
Tel: (310) 410-9600; Fax: (310) 557-3929


                   FIRST SUPPLEMENT TO INFORMATION STATEMENT



     Herbalife International, Inc., a Nevada corporation (the "Company"), hereby amends and supplements, as set forth herein, its Information Statement, filed on October 15, 1999 (the "Information Statement"), pursuant to which the Company informed you of the merger that will occur if MH Millennium Acquisition Corp., a wholly-owned subsidiary of MH Millennium Holdings LLC, completes its tender offer for all outstanding shares of Class A common stock and Class B common stock of the Company, at $17.00 per share. This first supplement to the Information Statement (the "First Supplement") provides supplemental information about the merger, the tender offer and the background of these transactions.



     This First Supplement should be read in conjunction with the Information Statement. Except as set forth in this First Supplement, the terms and conditions previously set forth in the Information Statement remain applicable in all respects to the merger and the tender offer. Terms used but not defined in this First Supplement have the meanings set forth in the original Information Statement.



February 4, 2000

SPECIAL FACTORS

     BACKGROUND OF THE OFFER AND THE MERGER. The discussion set forth in "Special Factors -- Background of the Offer and the Merger" in the Information Statement is hereby amended as follows:

     To amend the third paragraph on page 4 to read in its entirety as follows:

          Beginning in September 1998, senior executives of Herbalife and Mr. Hughes began to have preliminary communications with several investment banking firms concerning possible alternatives to increase shareholder value. Certain of these firms addressed the advantages and disadvantages of various capital-markets transactions, including a going private transaction, a leveraged recapitalization transaction financed in part by a private equity sponsor and a "Dutch auction" self-tender by Herbalife. Based on the discussions with these investment banks and the factors discussed above, Mr. Hughes and Herbalife's senior management determined that a going private transaction was superior to the other alternatives in terms of enhancing shareholder value. From September 1998 through March 1999, senior executives of Herbalife interviewed several investment banking firms to obtain their views concerning the advisability of, and their qualifications to advise senior executives of Herbalife on the structuring and financing of, such a transaction.

          During this period, senior executives of Herbalife were approached by the private equity sponsor firm of Saunders, Karp & Megrue regarding a possible going private transaction. After an initial meeting in October 1998, Herbalife entered into a confidentiality agreement with Saunders, Karp & Megrue and provided information to that firm pursuant to the agreement. In early April 1999, Saunders, Karp & Megrue presented management with a preliminary proposed structure for a possible going private transaction in which the Company's public stockholders would receive $16.50 per share. As part of this proposed structure, Saunders, Karp & Megrue would provide $35 million to purchase preferred stock representing over twenty percent of the equity of Herbalife. Saunders, Karp & Megrue had not arranged for the financing of the proposed structure nor had it obtained any financing commitments. Following its presentation of the proposed structure to Herbalife management, Saunders, Karp & Megrue did not submit an offer to purchase.

          Representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("Donaldson, Lufkin & Jenrette") were first interviewed on March 31, 1999. At that time and in subsequent meetings and conversations, representatives of Donaldson, Lufkin & Jenrette provided preliminary views concerning the feasibility and financing of a going private transaction, as well as other possible transaction structures. On April 23, 1999, Herbalife formally engaged Donaldson, Lufkin & Jenrette to advise Herbalife and to arrange for the financing for a possible transaction. Such engagement did not include a request to render, and Donaldson, Lufkin & Jenrette has not at any time rendered, an opinion with respect to the fairness of any price proposed in connection with the going private transaction.

     To insert the following immediately after the third full paragraph on page 11:

          Following public announcement of the execution of the Merger Agreement, several putative class action lawsuits were filed challenging the proposed transactions. During the period from November 1999 through January 2000, counsel for the Company and the Company's directors and counsel for the plaintiffs in these lawsuits engaged in discussions regarding the possible settlement of these lawsuits. On or about January 6, 2000, the parties entered into a definitive Stipulation of Settlement. See "Special Factors -- Certain Litigation" and "-- Settlement of Litigation" for a description of the lawsuits and the settlement. On January 7, 2000, the parties presented the Stipulation of Settlement to the District Court of Clark County, Nevada (the "Court"). On the same date, the Court signed the order granting preliminary approval of the Stipulation of Settlement.

          For a description of the Stipulation of Settlement, including the conditions to its effectiveness and the making of the Supplemental Payment, see "Special Factors -- Settlement of Litigation". There can be no assurance that final court approval of the settlement will be obtained or that the Supplemental Payment will be made.

     Pursuant to the Stipulation of Settlement, on January 13, 2000, the First Supplement and the notice of pendency were circulated to the Settlement Class.

     At the January 24, 2000 meeting of the Special Committee, Bear Stearns delivered its opinion (the "Bear Stearns Updated Opinion" or the "Updated Opinion") to the effect that, as of January 23, 2000, and subject to the assumptions and qualifications set forth therein, the consideration to be received in the Offer and the Merger, plus the Supplemental Payment, was fair, from a financial point of view, to the Public Stockholders. For a description of the Updated Opinion, see "Special Factors -- Updated Opinion of Financial Advisor to the Special Committee".

     UPDATED OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE. Immediately following the discussion set forth in "Special Factors -- Opinion of Financial Advisor to the Special Committee" on page 20 of the Information Statement, insert the following:

UPDATED OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     At the January 24, 2000 meeting of the Special Committee, Bear Stearns delivered its opinion (the "Bear Stearns Updated Opinion" or the "Updated Opinion") to the effect that, as of January 23, 2000, and subject to the assumptions and qualifications set forth therein, the consideration to be received in the Offer and the Merger, plus the Supplemental Payment, was fair, from a financial point of view, to the Public Stockholders.

     THE FULL TEXT OF THE BEAR STEARNS UPDATED OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY BEAR STEARNS, IS ATTACHED AS ANNEX A TO THIS FIRST SUPPLEMENT TO THE INFORMATION STATEMENT, AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE BEAR STEARNS UPDATED OPINION SET FORTH IN THIS FIRST SUPPLEMENT TO THE INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS UPDATED OPINION. HERBALIFE STOCKHOLDERS ARE URGED TO READ CAREFULLY THE BEAR STEARNS UPDATED OPINION IN ITS ENTIRETY.

     The Updated Opinion is expressly intended for the benefit and use of the Special Committee and does not constitute a recommendation to the Special Committee or any holders of Shares as to whether to tender their Shares in the Offer. The Updated Opinion does not address the Continuing Stockholder's underlying business decision to pursue the Offer and the Merger.

     The consideration to be received by the Public Stockholders in the Offer and the Merger was determined by Mr. Hughes and the Special Committee through arm's-length negotiations. Although Bear Stearns was consulted and provided certain advice to the Special Committee from time to time during the course of such negotiations, the consideration to be received was not based on any recommendation by Bear Stearns. The Special Committee did not provide specific instructions to, or place any limitations upon, Bear Stearns with respect to the procedures to be followed or factors to be considered by Bear Stearns in performing its analyses or rendering the Bear Stearns Updated Opinion. The Supplemental Payment was determined through negotiations between counsel for the Settlement Class Members and counsel for Defendants in the Class Action.

     In the course of performing its review and analyses for rendering the Updated Opinion, Bear Stearns:

     - reviewed the Merger Agreement and the Stipulation of Settlement;

     - reviewed Herbalife's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1996 through 1998, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

     - reviewed certain operating and financial information, including revised projections, provided to Bear Stearns by management relating to Herbalife's business and prospects;

     - met with certain members of Herbalife's senior management to discuss Herbalife's business, operations, historical and revised projected financial statements and future prospects;

     - reviewed the historical prices, valuation parameters and trading volumes of the Class A Shares and Class B Shares of Herbalife;

     - reviewed publicly available financial data, stock market performance data and valuation parameters of companies which Bear Stearns deemed generally comparable to Herbalife;

     - reviewed the terms of recent acquisitions of companies which Bear Stearns deemed generally comparable to Herbalife;

     - performed discounted cash flow analyses based on the revised projections for Herbalife furnished to Bear Stearns; and

     - conducted other studies, analyses, inquiries and investigations that Bear Stearns deemed appropriate.

     In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the revised projections provided to it by Herbalife. With respect to Herbalife's revised projected financial results, Bear Stearns assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Herbalife as to the expected future performance of Herbalife. Further, Bear Stearns has relied upon representations of the senior management of Herbalife that the audited 1999 financial results, when available, will not vary materially from Herbalife's estimated 1999 financial results. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the revised projections provided to Bear Stearns, and Bear Stearns further relied upon the assurances of the senior management of Herbalife that they were unaware of any facts that would make the information and projections provided to Bear Stearns incomplete or misleading. In arriving at the Updated Opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of Herbalife, nor was Bear Stearns furnished with any such appraisals.

     Bear Stearns noted that the Continuing Stockholder owns a majority of the Class A Shares and Class B Shares of Herbalife. Bear Stearns also noted that the Continuing Stockholder has represented to Bear Stearns and to the Special Committee that he has no intention of selling any of his Shares. Accordingly, neither Bear Stearns nor the Special Committee solicited, nor was Bear Stearns asked to solicit, third party acquisition interest in Herbalife. Bear Stearns assumed that the representations and warranties made in the Merger Agreement were true and that the Offer and the Merger will be completed in accordance with the terms of the Merger Agreement. The Bear Stearns Updated Opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, as of the date at such Updated Opinion.

     In connection with preparing and rendering the Bear Stearns Updated Opinion, Bear Stearns performed a variety of valuation, financial and comparative analyses. The summary of such analyses, as set forth below, does not purport to be a complete description of the analyses underlying the Bear Stearns Updated Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that its analyses must be considered as a whole, and that selecting portions of its analyses and the factors considered by it, without considering all such factors and analyses, could create an incomplete view of the processes underlying the Updated Opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Accordingly, such estimates are inherently subject to substantial uncertainties.

     The following is a summary of the material valuation, financial and comparative analyses performed by Bear Stearns in arriving at the Bear Stearns Updated Opinion as of the date thereof.

     (i) Comparable Public Company Analysis. In the course of its analysis, Bear Stearns compared certain ratios and multiples of Herbalife to the corresponding ratios and multiples of certain publicly-traded companies that Bear Stearns believed were generally comparable to Herbalife (the "Comparable Companies"). The Comparable Companies included Natrol, Inc., Nature's Sunshine Products, Inc., NBTY, Inc., Nu Skin Enterprises, Inc., Nutraceutical International Corporation, Rexall Sundown, Inc., Twinlab Corpora-tion, USANA, Inc. and Weider Nutrition International, Inc. The multiples and ratios were calculated based on publicly available financial information and research reports, and were adjusted for certain extraordinary and non-recurring items. Financial data reviewed included revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), net income and earnings per share ("EPS") for various time periods as well as certain operating margins, valuation statistics, financial ratios and projected growth rates. For purposes of its analysis, Bear Stearns also reviewed the harmonic mean of certain valuation multiples of the Comparable Companies.

     Among other analyses, for each of the Comparable Companies, Bear Stearns calculated the ratio of their equity value as of January 19, 2000 plus debt less cash and cash equivalents ("Enterprise Value") to their respective revenues, EBITDA and EBIT during the most recent 12-month period ("LTM") and projected calendar 1999 and 2000 revenues, EBITDA and EBIT and the ratios of their stock prices as of January 19, 2000 to their respective LTM earnings per share and projected calendar year 1999 and 2000 earnings per share. References to "P/E" in the tables below refers to a price to EPS multiple.

     Results of those analyses are summarized as follows:

                       REVENUE, EBITDA AND EBIT MULTIPLES

                                                                          ENTERPRISE VALUE/
                                         ------------------------------------------------------------------------------------
                                                    LTM                PROJECTED CALENDAR 1999      PROJECTED CALENDAR 2000
                                         --------------------------   --------------------------   --------------------------
                                         REVENUES   EBITDA    EBIT    REVENUES   EBITDA    EBIT    REVENUES   EBITDA    EBIT
                                         --------   ------   ------   --------   ------   ------   --------   ------   ------
HERBALIFE TRANSACTION MULTIPLE.........     0.52x     4.8x      5.8x     0.50x     4.6x      5.3x     0.48x     4.4x      5.1x
COMPARABLE COMPANIES MULTIPLE RANGE:
  Low..................................     0.46x     3.4x      4.2x     0.49x     3.3x      4.1x     0.40x     2.4x      3.0x
  Harmonic Mean........................     0.74      5.1       6.5      0.81      5.5       6.8      0.65      4.4       5.5
  High.................................     1.73     11.1      16.0      1.71     10.6      15.2      1.05      7.9       9.6

SHARE PRICE IMPUTED BY MULTIPLE:
  Low..................................   $16.98    $14.70   $14.90    $18.22    $14.84   $15.70    $16.44    $12.59   $13.06
  Harmonic Mean........................    24.33    19.29     20.25     26.66    21.21     22.48     23.22    18.38     19.50
  High.................................    49.56    35.93     42.09     50.35    36.37     43.55     34.25    29.13     30.40

                                 P/E MULTIPLES

                                                                    CALENDAR    CALENDAR
                                                           LTM        1999        2000
                                                           P/E        P/E         P/E
                                                          ------    --------    --------
HERBALIFE TRANSACTION MULTIPLE..........................    10.7x       9.6x        9.5x
COMPARABLE COMPANIES MULTIPLE RANGE:
  Low...................................................     7.4x       7.3x        5.3x
  Harmonic Mean.........................................    11.0       11.7         8.0
  High..................................................    29.9       27.1        16.9

SHARE PRICE IMPUTED BY MULTIPLE:
  Low...................................................  $12.35     $13.43      $ 9.82
  Harmonic Mean.........................................   18.34      21.67       15.02
  High..................................................   49.85      50.19       31.53

     Bear Stearns noted that the Comparable Companies that distributed their products predominantly through use of multi-level marketing generally traded at discounts to those companies which used traditional distribution channels. Further, Bear Stearns observed that the companies which traded above the harmonic mean tended to be larger companies (relative to Herbalife) in terms of equity market capitalization and value of public float. Bear Stearns also noted that earnings forecasts were not generally available for certain of the smaller Comparable Companies, which may provide an upward bias to the harmonic means of forecasted earnings.

     Bear Stearns also analyzed the historical and revised projected financial performance of Herbalife as well as the historical and projected financial performance of the Comparable Companies. Bear Stearns observed that Herbalife's historical growth rates of revenues and earnings were generally lower than those of the Comparable Companies and that such slower growth was generally expected to continue in the future based on the revised management projections. Bear Stearns also compared Herbalife's profit margins to those of the Comparable Companies and noted that Herbalife's margins were generally lower than those of the Comparable Companies.

     Bear Stearns chose the Comparable Companies because they have general business, operating and financial characteristics similar to those of Herbalife. However, Bear Stearns noted that no company used in the foregoing analysis is identical to Herbalife. Accordingly, Bear Stearns did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of Herbalife and the Comparable Companies and other factors that could affect the values of each.

     (ii) Comparable Transactions Analysis. Bear Stearns reviewed certain publicly-available financial information related to 14 merger and acquisition transactions completed or pending completion over the prior four years that it deemed generally comparable to the Transaction (the "Comparable Transactions"). For each of the Comparable Transactions, Bear Stearns reviewed certain publicly-available financial information for the acquired companies including revenue, EBITDA, EBIT, net income and certain valuation statistics, as adjusted for certain extraordinary and non-recurring items. Bear Stearns observed that the multiples paid in the Comparable Transactions were generally substantially higher than those implied for Herbalife in the Offer and the Merger. Bear Stearns noted that all but two of these transactions took place prior to the substantial decline in the stock prices of companies in thevitamin and nutritional supplement sector beginning in the summer of 1998. Bear Stearns noted that the equity market capitalizations for publicly-traded companies in the vitamin and nutritional supplement sector in most cases fell by over 50% (and in the case of one company as high as 83%) from June 1998 as compared to September 1999. Valuation multiples for such companies fell similarly. Valuation multiples for the Comparable Companies as of January 2000, with the exception of NBTY, Inc., have remained at approximately the same levels, or slightly lower levels, compared to September 1999. Accordingly, Bear Stearns put little weight on its analysis of Comparable Transactions in reaching its valuation conclusions.

     Bear Stearns noted that no transaction used in the foregoing analysis is identical to the Offer and the Merger. Accordingly, Bear Stearns did not rely solely on the mathematical results of the analysis, but also made qualitative judgments concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the value of the companies or transactions to which Herbalife or the Offer and the Merger are being compared.

     (iii) Discounted Cash Flow Analysis. In the course of this analysis, Bear Stearns, based on revised management projections, calculated a stream of future unlevered free cash flows for the years ended December 31, 2000 to 2006. Unlevered free cash flow, as calculated by Bear Stearns, is equal to tax-effected earnings before interest and taxes (EBIT) plus depreciation and amortization less capital expenditures and working capital requirements. The cash flows were discounted at certain discount rates ranging from 12.0% to 16.0%, based on a weighted average cost of capital estimated, in part, by using the Comparable Companies. A terminal value was calculated to estimate the value of all future cash flows by using a growing perpetuity of the 2006 (the last projected year) cash flow, assuming perpetual growth rates of between 0.0% to 4.0%. Such perpetual growth rates imply terminal value multiples of EBITDA of 3.9x to 5.7x (at a discount rate of 14%). The summation of the present value of the projected unlevered free cash flows and the present value of the terminal value yielded per share results is summarized in the following table:

                                                          PERPETUAL GROWTH RATES
                                                ------------------------------------------
                                                 0.0%     1.0%     2.0%     3.0%     4.0%
                                                ------   ------   ------   ------   ------
Discount Rates:
12.0%.........................................  $21.03   $21.84   $22.81   $23.99   $25.48
14.0%.........................................   18.57    19.10    19.71    20.44    21.31
16.0%.........................................   16.73    17.09    17.50    17.98    18.53

     Bear Stearns also performed certain sensitivity analyses assuming higher and lower revenue growth rates (+/- 5% revenue growth rate from the management projections) and higher and lower profit margins (+/- 2% EBITDA margin). Such analyses produced values for Herbalife of $13.40 to $27.39 per share.

     (iv) Public Shareholder Valuation Analysis. Bear Stearns examined the present value to stockholders of holding Herbalife stock for three and five years. Specifically, Bear Stearns assumed that Herbalife continued to pay dividends at the current level and that the hypothetical stock price in three and five years was estimated based on multiplying projected EPS (based on the revised management projections) by a range of P/E multiples. The sum of the present value of the dividend stream and the present value of the estimated stock price at the end of the projected period was used to determine a hypothetical current value for the stock. Bear Stearns used a range of discount rates from 12.0% to 20.0%, based on the estimated cost of equity capital for Herbalife. The range of present values of the projected dividend payments and the estimated future stock price after five years is summarized in the following table:

                                                          P/E MULTIPLE -- YEAR 5
                                                ------------------------------------------
                                                 8.0X    10.0X    12.0X    14.0X    16.0X
                                                ------   ------   ------   ------   ------
Discount Rates:
12.0%.........................................  $12.38   $14.93   $17.48   $20.04   $22.59
14.0%.........................................   11.41    13.75    16.08    18.42    20.76
16.0%.........................................   10.53    12.68    14.82    16.96    19.10
18.0%.........................................    9.74    11.71    13.68    15.64    17.61
20.0%.........................................    9.03    10.84    12.64    14.45    16.26

     Similarly, Bear Stearns performed such analysis using the future stock price after three years. Based on this analysis, a range of stock prices from $11.16 to $25.78 was calculated.

     (v) Historical Stock Price Analysis. Bear Stearns reviewed the historical closing stock prices of Herbalife Class A Shares and Herbalife Class B Shares. Over the prior twelve months ending on September 9, 1999, (which was shortly prior to the Transaction announcement on September 13, 1999), Herbalife's Class A Shares had traded between a high of $16.25 on January 14, 1999 and a low of $7.50 on October 8, 1998 and Herbalife's Class B Shares traded between a high of $13.00 on January 14, 1999, and a low of $6.00 on October 8, 1998. Bear Stearns also observed that Herbalife's non-voting Class B Shares have consistently traded at a substantial discount to the voting Class A Shares since the recapitalization in December 1997 and up to the Transaction announcement.

     Bear Stearns noted that the stock prices of Herbalife during 1997 and the first half of 1998 were generally above $20.00, with the stocks trading for a short period of time above $30.00. Bear Stearns also noted that the stock prices of Herbalife fell significantly during the summer of 1998, which coincided with (i) difficult market conditions and reduced financial performance in certain of Herbalife's international markets, including Russia, and (ii) an overall decline in the stock prices for companies in the vitamin and nutritional supplement sector due in part to perceived slowing of industry growth rates and increased competition in the sector.

     Bear Stearns observed that, based on the proposed transaction price to the Public Stockholders of $17.81 per share (including the Supplemental Payment) for both the Class A Shares and the Class B Shares, the following premia were applicable as of September 9, 1999:

                                                               TRANSACTION PREMIUM OVER
                     PERIOD PRIOR TO                       --------------------------------
                TRANSACTION ANNOUNCEMENT                   CLASS A SHARES    CLASS B SHARES
                ------------------------                   --------------    --------------
One-Day Prior............................................       47.6%             91.2%
One-Month Prior..........................................       49.2              86.2
20 Trading Days Average..................................       48.2              90.5
One-Year Average.........................................       50.5              87.0
52-Week High.............................................        9.6              37.0
52-Week Low..............................................      137.5             196.8

     Bear Stearns compared these premia with those of certain "going private" and "minority buy-in" transactions which it deemed comparable and found that the premia to be paid in the Transaction to the Class A Shares were generally above the premia paid in such transactions, with the premia to the Class B Shares generally at the high end of such transactions. Bear Stearns further noted that while premia analyses are an indicia of value, such analyses by themselves were not sufficient to reach conclusions as to financial fairness.

     (vi) Other Analyses. Bear Stearns conducted such other analyses as it deemed necessary, including the following:

     - reviewing historical and revised projected financial and operating data for Herbalife;

     - analyzing selected investment research reports on, and earnings and other estimates for, Herbalife;

     - analyzing the historic stock performance and trading volume for both classes of Herbalife common stock, prior to the Transaction announcement;

     - analyzing the historic dividend payments and dividend yields of Herbalife;

     - reviewing available information regarding the institutional holdings of both classes of Herbalife common stock, prior to the Transaction announcement; and

     - analyzing illustrative investment returns to a potential financial buyer in a hypothetical third-party leveraged buyout of Herbalife.

     The Special Committee engaged Bear Stearns as its financial advisor based on Bear Stearns' experience and expertise. Bear Stearns is an internationally recognized investment banking firm that has substantial experience in the healthcare and consumer products industries and expertise in transactions similar to the Transaction. As part of its investment banking business, Bear Stearns is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to the terms of its engagement letter dated July 21, 1999 (as amended on January 10, 2000) (the "Bear Stearns Engagement Letter"), the Special Committee has agreed to have Herbalife (i) pay Bear Stearns a non-refundable retainer in the amount of $400,000, (ii) pay Bear Stearns a fee of $1.35 million in connection with the delivery of the Bear Stearns Opinion, (iii) pay Bear Stearns a fee of $500,000 in connection with the delivery of the Bear Stearns Updated Opinion and
(iv) reimburse Bear Stearns for all reasonable out-of-pocket expenses (including fees and disbursements of counsel, and of other consultants and advisors retained by Bear Stearns). Herbalife has also agreed to indemnify Bear Stearns and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. In the ordinary course of business, Bear Stearns may actively trade the equity securities of Herbalife for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     CERTAIN FINANCIAL PROJECTIONS. The discussion set forth in "Special
Factors -- Certain Financial Projections" in the Information Statement is hereby amended as follows:

     To insert the following after the carry-over paragraph on page 26:

          Following the completion of company projections for the fiscal years 1999 through 2006 referred to above, the Company published actual results for the nine months ended September 30, 1999, and revised the estimates of its results for the last quarter of 1999. These actual and revised estimated results exceeded the results originally projected for 1999. Based on these actual and revised estimated results, the Company has revised its projections for fiscal year 1999 as follows: total retail sales of $1,793 million, net income of $56 million, and EBITDA of $105.5 million. The assumptions underlying the company projections remain the same as described above, except that the projections for the fiscal years 2000 through 2006 are based on the higher than projected 1999 actual and revised estimated results. Accordingly, for the years 2000 through 2006, the revised Company Projections are as follows: total retail sales of $1,877 million, $1,969 million, $2,063 million, $2,169 million, $2,274 million, $2,387 million and $2,507 million; net income of $58 million, $64.7 million, $66.2 million, $65.8 million, $69.7 million, $74 million and $78.6 million; and EBITDA of $108.7 million, $120.5 million, $123.5 million, $123.1 million, $127.5 million, $132.4 million and $138.7 million.

     CERTAIN LITIGATION. The discussion set forth in "Special Factors -- Certain Litigation" in the Information Statement is hereby amended to read in its entirety as follows:

          On September 14, 1999, a putative class action lawsuit entitled Colleen M. Tharp vs. Herbalife International, Inc., et al., Case No. A408158 was filed in the District Court, Clark County, Nevada, challenging the fairness of the proposed transaction. Three similar lawsuits were later filed in the same court, one on September 15, 1999 entitled Kenneth Schweitzer v. Herbalife International, Inc. et al., Case No. BC 216823, and two on September 22, 1999, one entitled Kevin Coyle vs. Mark Hughes, et al., Case No. A408466 and another entitled Charles Fruscione and Jerome Glowacki vs. Herbalife International, Inc., et al., Case No. A408478. On October 6, 1999, the District Court, Clark County, Nevada entered an order consolidating these lawsuits under the caption In re: Herbalife International, Inc., Litigation, Case No. A408158 (the "Class Action"). In addition, eight similar lawsuits were filed in the Superior Court of the State of California, County of Los Angeles. On September 14, 1999, three putative class action lawsuits were filed, one entitled Patricia Lisa and Harbor Finance Partners v. Mark Hughes, et al., Case No. BC 216711, one entitled Kevin Coyle v. Mark Hughes, et al., Case No. BC 216759 and one entitled Stuart H. Savett v. Herbalife International, Inc., et al., Case No. BC 216761. One other was filed on September 15, 1999 entitled Kenneth Schweitzer v. Herbalife International, Inc., et al., Case No. BC 216823. Two others were filed on September 16, 1999, entitled Frances Longstreth v. Herbalife International, Inc., et al., Case No. BC 216911 and Rae Ellen Plattus vs. Christopher Pair, et al., Case No. BC 16904. One was filed on September 17, 1999, entitled Lee Brenin vs. Mark Hughes, et al., Case No. BC 216932, and one was filed on September 23, 1999, entitled Michael Vaupel vs. Mark Hughes, et al., Case No. BC 217257. By stipulation of the parties, all California proceedings have been stayed pending the outcome of the Class Action. The lawsuits referred to in this paragraph are referred to collectively herein as the "Lawsuits."

          The Lawsuits challenge the fairness of the proposed transaction to the Company's Public Stockholders, alleging, among other things, that the price to be paid in the Offer and the Merger does not reflect the value of the Company's assets, and that the Offer and the Merger are unfair because they will deprive the Public Stockholders of the ability to share proportionately in the Company's future growth in profits and earnings. The Lawsuits also allege that the Special Committee was not independent, and that the Company's directors breached their fiduciary duties to the Public Stockholders in approving the proposed transactions. The plaintiffs have requested an injunction prohibiting the defendants from proceeding with the proposed transactions, unspecified damages, costs and attorneys' fees, and other relief.

     SETTLEMENT OF LITIGATION. Immediately following the discussion set forth in "Special Factors -- Certain Litigation" on page 26 of the Information Statement, insert the following:

     SETTLEMENT OF LITIGATION

          As of January 6, 2000, the parties to the Class Action entered into a Stipulation of Settlement setting forth the terms of a settlement of the Class Action (the "Stipulation of Settlement"). Pursuant to the terms of the Stipulation of Settlement, members of the Settlement Class will receive the Supplemental Payment. The "Settlement Class" is defined to mean all persons, except Defendants (as defined in the Stipulation of Settlement), members of the immediate family of any Defendant, any entity in which any Defendant has a controlling ownership interest, Herbalife employees who have been awarded stock options pursuant to the Company's stock option plan (in their capacity as holders of such stock options), and the legal representatives, heirs, successors or assigns of any such excluded party who own Herbalife stock that is purchased in the Proposed Transaction (as defined in the Stipulation of Settlement), or who exercise dissenters' rights, and all holders of DECS securities issued by DECS Trust III, a Delaware business trust, as of the date of the Closing. Stockholders who are not members of the Settlement Class are not entitled to receive the Supplemental Payment.

          The Stipulation of Settlement provides that (i) the Purchaser shall cause the Settlement Class to receive a payment of $0.81 for each Class A or Class B share or DECS security under the terms and conditions of the Stipulation of Settlement which are described below; (ii) the Defendants are to request an opinion from Bear Stearns that $17.00 per share, plus the Supplemental Payment of $0.81 per share, for total compensation of $17.81 per share is fair, from a financial point of view to the public stockholders of Herbalife; (iii) the Defendants will reopen the period for the exercise of dissenters rights until January 28, 2000, the current expiration date for the tender offer, and, if the tender offer is extended, the deadline for the exercise of dissenters' rights will be similarly extended, but in no event later than February 14, 2000; (iv) with respect to the condition to the Offer regarding the maximum number of dissenting shares, the Purchaser may cancel the Offer only if dissenters' rights are exercised with respect to more than 5% of the Company's outstanding stock;
     (v) if an initial public offering of Herbalife of Japan is completed on or before July 6, 2001, Herbalife shall pay to the Settlement Class for distribution in accordance with their Herbalife holdings as of the time of the purchase of their securities pursuant to the Proposed Transaction, the greater of $15,000,000 or 20% of the net proceeds of the initial public offering within 30 days of the closing of the initial public offering; (vi) the Offer to Purchase will be amended to contain additional disclosure (such additional disclosure is contained herein) describing (a) discussions held with the firm of Saunders, Karp & Megrue concerning a possible transaction; and (b) the Company's projections of future financial results and how Herbalife's actual results for 1999 compare with its projected 1999 results, and to recirculate the First Supplement to the Settlement Class at Herbalife's expense; and (vii) Herbalife will pay the costs of providing notice of the terms of this settlement to the members of the Settlement Class.

          In addition, pursuant to the Stipulation of Settlement the Company will pay the sum of $8,500,000, plus interest, to Representative Plaintiffs Counsel (as defined in the Stipulation of Settlement) as payment for attorneys' fees, expenses and costs (the "Fee and Expense Payment") incurred in the Lawsuits. Payment of the Fee and Expense Payment is contingent on the closing of the Merger.

          The Stipulation of Settlement provides for the dismissal of the Class Action with prejudice. The Stipulation of Settlement also provides for the release of all claims of members of the Settlement Class, whether known or unknown, against the Defendants in the Lawsuits and any of their past or present directors, officers, employees, partners, principals, agents, underwriters, insurers, co-insurers, reinsurers, controlling shareholders, any entity in which the Defendant and/or any member(s) of any Defendant's immediate family has or have a controlling interest, attorneys, accountants, auditors, banks, investment banks or investment bankers, advisors, personal or legal representatives, insurers, reinsurers, predecessors, successors, parents, subsidiaries, divisions, joint ventures, assigns, spouses, heirs, associates, related or affiliated entities, and any members of their immediate families (collectively, the "releasees"), whether under state or federal law, and based upon or related to the Offer or to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions or failures to act which were or could have been alleged in the Lawsuits, or in any other forum, based upon, relating to or arising from the facts which were alleged in any papers filed in the Lawsuits.

          The settlement contemplated by the Stipulation of Settlement is subject to the Judgment becoming Final. The "Judgment" is defined to mean the judgment to be rendered by the court dismissing the Class Action with prejudice. "Final" is defined to mean (i) the date of final affirmance on an appeal from the Judgment, the expiration of the time for a petition for a writ of certiorari to review the Judgment and, if certiorari be granted, the date of final affirmance of the Judgment following review pursuant to that grant; or (ii) the date of final dismissal of any appeal from the Judgment or the final dismissal of any proceeding on certiorari to review the Judgment; or (iii) if no appeal is filed, the expiration date of the time for the filing or noticing of any appeal from the Court's judgment approving the Stipulation of Settlement.

          There can be no assurance that the Judgment will become Final. Consequently, there can be no assurance, among other things, that the Supplemental Payment will be made.

          The Supplemental Payment will be made as follows:

          If the Judgment becomes Final before the Expiration Date, the Supplemental Payment shall be made (i) to any Settlement Class members whose Herbalife shares have been accepted for payment in the Offer, simultaneously with the payment of the Offer Price by delivery of the Supplemental Payment to the Depositary for transmission to the tendering Settlement Class members; (ii) to any other member of the Settlement Class (other than holders seeking to perfect dissenters' rights, unless and until dissenters' rights have been waived or relinquished), except as provided in clause (iii) following, simultaneously with the payment of the Merger Consideration by delivery of the Supplemental Payment to the Paying Agent for transmission to such Settlement Class members whose shares are cancelled in the Merger; and (iii) to the Settlement Class members with respect to their holdings of DECS, by delivery of the Supplemental Payment to the trustee of DECS Trust III for transmission to such Settlement Class members in accordance with the terms of the trust governing DECS Trust III.

          If the Judgment becomes Final after the Expiration Date, but before the Closing of the Merger, the Supplemental Payment shall be made to all Settlement Class members (other than holders seeking to perfect dissenters' rights unless and until dissenters' rights have been waived or relinquished) at the same time as the Merger Consideration is paid to members of the Settlement Class who did not tender their Herbalife shares in the Offer by delivery of the Supplemental Payment (i) in the case of Settlement Class members whose Herbalife shares were accepted for payment in the Offer, to the Depositary, which shall be instructed to make a supplemental payment, in the amount of the Supplemental Payment, to such Settlement Class members; (ii) in the case of any other Settlement Class member (other than holders seeking to perfect dissenters' rights unless and until dissenters' rights have been waived or relinquished), except as provided in clause (iii) following, to the Paying Agent for transmission to such Settlement Class members whose shares are cancelled in the Merger; and
     (iii) to the Settlement Class members with respect to their holdings of DECS, to the trustee of DECS Trust III for transmission to such Settlement Class members in accordance with the terms of the trust governing DECS Trust III.

          If the Judgment becomes Final after the Closing of the Merger, the Supplemental Payment shall be made to all Settlement Class members (other than holders seeking to perfect dissenters' rights unless and until dissenters' rights have been waived or relinquished) within 10 business days of the date upon which the Judgment becomes Final by delivery of the Supplemental Payment (i) in the case of Settlement Class members whose Herbalife shares were accepted for payment in the Offer, to the Depositary, which shall be instructed to make a supplemental payment, in the amount of the Supplemental Payment, to such Settlement Class members; (ii) in the case of any other Settlement Class member (other than holders seeking to perfect dissenters' rights unless and until dissenters' rights have been waived or relinquished), except as provided in clause (iii) following, to the Paying Agent, which shall be instructed to make a supplemental payment, in the amount of the Supplemental Payment, to such Settlement Class members; and (iii) to the Settlement Class members with respect to their holdings of DECS, to the trustee of DECS Trust III for transmission to such Settlement Class members in accordance with the terms of the trust governing DECS Trust III.

          The Defendants have denied that they have engaged in any wrongdoing whatsoever, and have agreed to the settlement to eliminate the burden and expense of further litigation and to permit the Offer and the Merger to proceed without the risk of injunctive or other relief.

          The foregoing summary of the Stipulation of Settlement is qualified in its entirety by reference to the Stipulation of Settlement, a copy of which has been filed as an exhibit to this Amendment No. 10 to the Schedule 14D-1.

THE MERGER

     THE MERGER AGREEMENT. The discussion set forth in "The Merger -- The Merger Agreement" in the Information Statement is hereby amended as follows:

     To amend the seventh full paragraph on page 34 to read in its entirety as follows:

          (g) the number of Shares as to which the holders thereof have properly exercised, or reasonably appear to have properly exercised, dissenters' rights, if any, with respect to the Merger exceed five percent (5%) of the total number of Shares outstanding as of the date of the Merger Agreement,

     DISSENTERS' RIGHTS. The discussion set forth in "The Merger -- Dissenters' Rights" in the Information Statement is hereby amended as follows:

     To insert the following paragraph after the fourth full paragraph on page
37.

          Pursuant to the Stipulation of Settlement, the period for the exercise of dissenters' rights will be reopened until, but in no event later than, February 14, 2000.

     FINANCING OF THE OFFER AND THE MERGER. The discussion set forth in "The Merger -- Financing of the Offer and the Merger" in the Information Statement is hereby amended as follows:

     To insert the following paragraph after the first paragraph on page 39:


          Approximately $22.6 million will be required to fund the Supplemental Payment and the Fee and Expense Payment agreed to under the Stipulation of Settlement. For a description of the Stipulation of Settlement, see "Special Factors -- Settlement of Litigation".


     FEES AND EXPENSES. The discussion set forth in "The Merger -- Fees and Expenses" in the Information Statement is hereby amended as follows:

     To insert the following paragraph after the last paragraph under the heading "Fees and Expenses" on page 40:

          For a description of the payment of fees and expenses related to the lawsuits, see "Special Factors -- Settlement of Litigation".

THE COMPANY

     CERTAIN TRANSACTIONS. The discussion set forth in "The Company -- Certain Transactions" in the Information Statement is hereby amended as follows:

     To insert the following paragraph after the fourth full paragraph on page
48:

          Pursuant to the Stipulation of Settlement, dated January 6, 2000, the Defendants have agreed that if an initial public offering of Herbalife of Japan is completed on or before July 6, 2001, Herbalife shall pay to the Settlement Class for distribution in accordance with their Herbalife holdings as of the time of the purchase of their securities pursuant to the Proposed Transaction, the greater of $15,000,000 or 20% of the net proceeds of the initial public offering within 30 days of the closing of the initial public offering. For a description of the Stipulation of Settlement, see "Special Factors -- Settlement of Litigation".

                                                                         ANNEX A


BEAR STEARNS LOGO                                           BEAR STEARNS ADDRESS


January 23, 2000



The Special Committee of the Board of Directors


Herbalife International, Inc.


1800 Century Park East


Los Angeles, CA 90067



Gentlemen:



     We understand that Herbalife International, Inc. ("Herbalife") and one or more entities directly or indirectly controlled by Mark Hughes (the "Principal Shareholder") entered into a merger agreement dated September 13, 1999, (the "Agreement") pursuant to which all outstanding shares of Class A and Class B common stock of Herbalife other than those already owned by the Principal Shareholder will receive $17.00 per share in cash (the "Consideration to be Received") by means of a tender offer (the "Tender Offer") followed by a subsequent merger (the "Merger"). The Agreement also provides for the cashing out of each outstanding option to acquire Herbalife common stock (other than those held by the Principal Shareholder) at a price equal to $17.00 per share less the applicable exercise price of such option. Further, the Agreement calls for Herbalife to make certain loans (which may be forgiven under certain circumstances) to the Principal Shareholder in the aggregate amount of approximately $215 million (such series of transactions herein collectively referred to as the "Transaction"). You have provided us with a copy of the Agreement. We note that although the Principal Shareholder controls a majority of the Class A and Class B common stock, the Agreement provides for a condition to the Transaction that requires holders of at least a majority of the outstanding shares of each class of Herbalife common stock not owned by the Principal Shareholder to tender such shares in the Tender Offer. The Agreement also provides for the right for holders of Class A and Class B common stock to dissent and receive appraised value for their shares.



     We also understand that on January 6, 2000 Herbalife reached a tentative agreement to settle certain outstanding lawsuits related to the Transaction (the "Stipulation of Settlement"). Under the Stipulation of Settlement, the Principal Shareholder will be required, among other things, to make a supplemental payment (the "Supplemental Payment") to the Settlement Class Members (as that term is defined in the Stipulation of Settlement) in an amount equal to $0.81 per share in cash.



     You have asked us to render our opinion as to whether the Consideration to be Received, together with the Supplemental Payment, is fair, from a financial point of view, to the shareholders of Herbalife, excluding the Principal Shareholder.



     In the course of performing our review and analyses for rendering this opinion, we have:



     - reviewed the Agreement and the Stipulation of Settlement;



     - reviewed Herbalife's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 1996 through 1998, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1999, June 30, 1999 and September 30, 1999.



     - reviewed certain operating and financial information, including revised projections, provided to us by management relating to Herbalife's business and prospects;



     - met with certain members of Herbalife's senior management to discuss Herbalife's business, operations, historical and projected financial statements and future prospects;



     - reviewed the historical prices, valuation parameters and trading volumes of the Class A and Class B common stock of Herbalife;



     - reviewed publicly available financial data, stock market performance data and valuation parameters of companies which we deemed generally comparable to Herbalife;

     - reviewed the terms of recent acquisitions of companies which we deemed generally comparable to Herbalife;



     - performed discounted cash flow analyses based on the revised projections for Herbalife furnished to us; and



     - conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.



     We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the revised projections, provided to us by Herbalife. With respect to Herbalife's revised projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and relied upon the judgments of the senior management of Herbalife as to the expected future performance of Herbalife, including representations that the audited 1999 financial results, when available, will not vary materially from Herbalife's estimated 1999 financial results. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances of the senior management of Herbalife that they are unaware of any facts that would make the information and projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities of Herbalife, nor have we been furnished with any such appraisals.



     We note that the Principal Shareholder owns a majority of the shares of Class A and Class B common stock of Herbalife. We also note that the Principal Shareholder has represented to us and to the Special Committee of the Board of Directors of Herbalife (the "Special Committee") that he has no intention of selling any of his holdings of Herbalife common stock. Accordingly, we have not solicited, nor were we asked to solicit, third party acquisition interest in Herbalife. We have assumed that the representations and warranties made in the Agreement are true and that the Transaction (including the Merger) will be completed in accordance with the terms of the Agreement. Our opinion is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof.



     We have acted as a financial advisor to the Special Committee in connection with the Transaction and have received a fee for such services. In the ordinary course of business, Bear Stearns may actively trade the equity and debt securities of Herbalife for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.



     It is understood that this letter is intended for the benefit and use of the Special Committee and does not constitute a recommendation to the Special Committee or any holders of Herbalife common stock as to whether to tender their shares in the Tender Offer or how to vote in connection with the Merger. This opinion does not address Herbalife's underlying business decision to pursue the Transaction. This letter is not to be used for any other purpose, or reproduced, disseminated, quoted to or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any tender offer document or proxy statement to be distributed to the holders of Herbalife common stock in connection with the Transaction.



     Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received, together with the Supplemental Payment, is fair, from a financial point of view, to the shareholders of Herbalife, excluding the Principal Shareholder.



                                          Very truly yours,



                                          BEAR, STEARNS & CO. INC.



                                          By:     /s/ DAVIES B. BELLER

                                            ------------------------------------

                                                      Davies B. Beller


                                                  Senior Managing Director


                                       A-2